Mail Stop 4561

      November 14, 2006

Peter Yngwe
Swedish Export Credit Corporation
President
Vastra Tradgardsgatan 11B
P.O. Box 16368
SE-103 27
Stockholm, Sweden

Re:	Swedish Export Credit Corporation
Form 20-F
Filed April 3, 2006
File No. 001-08382

Dear Mr. Yngwe:

	We have completed our review of your Form 20-F and related filings and have no further comments at this time.

   								Sincerely,


Amit Pande
Assistant Chief Accountant




Peter Yngwe
Swedish Export Credit Corporation
August 10, 2006
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